    Exhibit 99(k)(1)

ADMINISTRATIVE AND FUND ACCOUNTING AGENCY AGREEMENT

     THIS AGREEMENT is made as of October 1, 2004 by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (the “Administrator”), and TAIWAN GREATER CHINA FUND on behalf of itself (the “Fund”).

W I T N E S S E T H:

     WHEREAS, the Fund is registered with the United States Securities and Exchange Commission as a management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

     WHEREAS, the Fund desires to retain the Administrator to render certain services to the Fund, and the Administrator is willing to render such services.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

     1.     Appointment of Administrator. The Fund hereby employs and appoints the Administrator to act as its administrative and fund accounting agent on the terms set forth in this Agreement, and the Administrator accepts such appointment.

     2.     Delivery of Documents. The Fund will:

     2.1     Furnish the Administrator with properly certified or authenticated copies of resolutions of the Fund’s Board of Directors or Trustees authorizing the appointment of the Administrator as administrative and fund accounting agent of the Fund and approving this Agreement.

     2.2     Provide the Administrator with any other documents or resolutions (including but not limited to directions or resolutions of the Fund’s Board of Directors or Trustees) which relate to or affect the Administrator’s performance of its duties hereunder or which the Administrator may at any time reasonably request.

     2.3     Notify the Administrator promptly of any matter affecting the performance by the Administrator of its services under this Agreement.

     3.      Duties as Administrator. Subject to the supervision and direction of the Fund’s Board of Directors or Trustees, the Administrator will perform the following administrative services:

     3.1      Maintain office facilities for the Fund, which may be in the offices of the Administrator or a corporate affiliate of the Administrator, and, if requested, provide the Fund with an address in the United States;

     3.2      Perform all functions ordinarily performed by the office of a corporate treasurer, and furnish the services and facilities ordinarily incident thereto as described in Appendix A to this Agreement;

     3.3      Perform the functions ordinarily performed by a mutual fund group’s internal legal department as described in Appendix A to this Agreement, furnishing data processing services, clerical services and executive and administrative services and standard stationery and office supplies in connection with the foregoing;

     3.4     Assist the Fund’s Treasurer in preparing the Fund’s performance analysis reports (including yield and total return information) calculated in accordance with applicable U.S. securities laws and in reporting to external databases such information as may reasonably be requested; and

     3.5      Assist the Fund’s officers in such other matters as the Funds and the Administrator shall from time to time agree.

     In performing its duties and obligations hereunder, the Administrator will act in accordance with the Fund’s Articles of Incorporation or Declaration of Trust, By-laws and Prospectus and Proper Instructions. It is agreed and understood, however, that the Administrator shall not be responsible for compliance the Fund’s investments with any of the aforementioned applicable documents, laws or regulations, or for losses, costs or expenses arising out of the Fund’s failure to comply with said documents, laws or regulations or the Fund’s failure or inability to correct any non-compliance therewith.

     4.      Duties as Fund Accounting Agent. Subject to the supervision and direction of the Fund’s Board of Directors or Trustees, the Administrator will perform the following fund accounting services:

     4.1      Compute, determine and disseminate the net asset value per share of the Fund as of the close of business on the Taiwan Stock Exchange on each day on which such Exchange is open and on the same the trade date, unless otherwise directed by Proper Instruction, including, if applicable, identifying securities positions held by the Fund with respect to which price changes are capped as a result of the application of limits on permissible daily price changes imposed by the Republic of China (the “ROC”) Securities and Futures Commission (the “ROC SEC”); and if requested, calculate the relationship between the net asset value of the Fund’s shares and their trading price on the New York Stock Exchange, and assist in the dissemination and monitoring of the publication of such information on the Fund’s web site, on The Bloomberg News Service, in The Wall Street Journal, Barron’s and The New York Times and such other media as the Fund may specify on a daily (in the case of the web site), weekly or such other basis as the Fund may request. Such computation and determination shall be made in accordance with the provisions of the Fund’s Declaration of Trust or Certificate of Incorporation and By-Laws, as they may from time to time be amended and delivered to the Administrator, the votes of the Fund’s Board of Directors or Trustees at the time in force and applicable, as they may from time to time be delivered to the Administrator, the Fund’s current prospectus and statement of additional information or Proper instructions (as defined below), including without limitation any information:

4.1.1      as to accrual of liabilities of the Fund and as to liabilities of the Fund not appearing on the books of account kept by the Administrator;

4.1.2      as to the existence, status and proper treatment of reserves, if any, authorized by the Fund;

4.1.3      as to the sources of quotations to be used in computing the net asset value, including those listed in Appendix B hereto;

4.1.4      as to the fair value to be assigned to any securities or other property for which price quotations are not readily available;

4.1.5      as to the sources of information with respect to “corporate actions” affecting portfolio securities of the Fund, including those listed in Appendix B. (Information as to “corporate actions” shall include information as to dividends, distributions, stock splits, stock dividends, rights offerings, conversions, exchanges, recapitalizations, mergers, redemptions, calls, maturity dates and similar transactions, including the ex- and record dates and the amounts or other terms thereof); and

4.1.6      as to the use a particular source for the valuation of a specific Security or other Property of the Fund.

     4.2      Compute and determine the net asset value as of such other times as the Fund’s Board of Directors or Trustees from time to time may reasonably request.

     4.3      Create, maintain and retain such records relating to its obligations under this Agreement as are required under the 1940 Act (including Section 31 thereof and Rules 31a-1 and 31a-2 thereunder) and, in consultation with the Fund, ROC law.

     4.4      Provide the Fund with written reports which the Fund will use to verify that portfolio transactions have been recorded in accordance with the Fund’s instructions and reconcile with the Fund’s trading records on each day that the Administrator shall compute the net asset value per share of the Fund.

     Notwithstanding anything in this Agreement to the contrary, the Administrator shall not be responsible for the failure of the Fund to provide the Administrator with Proper Instructions regarding liabilities which ought to be included in the calculation of the Fund’s net asset value.

     5.     Expenses and Compensation. For the services to be rendered and the facilities to be furnished by the Administrator as provided for in this Agreement, the Fund shall pay the Administrator for its services rendered pursuant to this Agreement fees based on a fee letter attached hereto as Appendix C, as such fee letter may be revised in writing from time to time by the Fund and the Administrator if the Administrator does not provide certain of the services specified in this Agreement or provides services in addition to those specified in this Agreement. In addition to such fee, the Administrator shall bill the Fund separately for any out-of-pocket disbursements of the Administrator based on the out-of-pocket expenses set forth in Appendix C, as such fee letter may from time to time be revised in writing by the Fund and the Administrator. The foregoing fees and disbursements shall be billed to the Fund by the Administrator and shall be paid promptly by wire transfer or other appropriate means to the Administrator.

     6.     Standard of Care. The Administrator shall be held only to the exercise of commercially reasonable care and diligence in carrying out the provisions of this Agreement, provided that the Administrator shall not thereby be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

     7.      Limitation of Liability. The Administrator shall incur no liability with respect to any telecommunications, equipment or power failures unless caused by disabling conduct (as defined below) directly attributable to the Administrator, or any failures to perform or delays in performance by postal or courier services or third-party information providers (including without limitation those listed on Appendix B). The Administrator shall also incur no liability under this Agreement if the Administrator or any agent or entity utilized by the Administrator shall be prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed, by reason of causes or events beyond its control, including but not limited to:

     7.1      any Sovereign Event. A “Sovereign Event” shall mean any nationalization; expropriation; devaluation; revaluation; confiscation; seizure; cancellation; destruction; strike; act of war, terrorism, insurrection or revolution; or any other act or event beyond the Administrator’s control;

     7.2      any provision of any present or future law, regulation or order of the United States or any state thereof, or of any foreign country or political subdivision thereof, or of any securities depository or clearing agency; and

     7.3      any provision of any order or judgment of any court of competent jurisdiction.

     Notwithstanding any other provision of this Agreement, the Administrator shall not be held accountable or liable for any losses, damages or expenses the Fund or any shareholder or former shareholder of the Fund or any other person may suffer or incur arising from acts, omissions, errors or delays of the Administrator in the performance of its obligations and duties hereunder, including without limitation any error of judgment or mistake of law, except a damage, loss or expense resulting from the Administrator’s willful malfeasance, bad faith, reckless disregard or negligence (“disabling conduct”) in the performance of such obligations and duties. The parties hereto acknowledge, however, that the Administrator’s causing an error or delay in the determination of net asset value may, but does not in and of itself, constitute negligence or reckless or willful misconduct. The Administrator shall in no event be required to take any action, which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

     In no event shall the Administrator be liable or responsible to the Fund, any present or former shareholder of the Fund, or any other person for any error or delay which continued or was undetected after the date of an audit performed by the certified public accountants employed by the Fund if, in the exercise of reasonable care in accordance with generally accepted accounting standards, such accountants should have become aware of such error or delay in the course of performing such audit unless such error or delay is directly attributable to disabling conduct on the part of the Administrator. The Administrator’s liability for any such disabling conduct which results in an error in determination of such net asset value shall be limited exclusively to the direct, out-of-pocket loss the Fund shall actually incur, measured by the difference between the actual and the erroneously computed net asset value, and any expenses the Fund shall incur in connection with correcting the records of the Fund affected by such error (including charges made by the Fund’s registrar and transfer agent for making such corrections) or communicating with shareholders or former shareholders of the Fund affected by such error. Neither the Administrator nor the Fund shall be held liable to the other party for consequential or indirect damages, loss of profits, damage to reputation or business or any other special damages arising under or by reason of any provision of this Agreement or for any act or omission hereunder.

     Without limiting the foregoing, the Administrator shall not be held accountable or liable to the Fund, any shareholder or former shareholder thereof or any other person for any delays or losses, damages or expenses any of them may suffer or incur resulting from (i) the Administrator’s failure to receive timely and suitable notification concerning quotations or corporate actions relating to or affecting portfolio securities of the Fund or (ii) any errors in the computation of the net asset value based upon or arising out of quotations or information as to corporate actions if received by the Administrator either (a) from a source which the Administrator was authorized to rely upon (including those sources listed on Appendix D), (b) from a source which in the Administrator’s reasonable judgment was as reliable a source for such quotations or information as such authorized sources, or (c) relevant information known to the Fund which would impact the calculation of net asset value but which is not communicated by the Fund to the Administrator.

     In the event of any error or delay in the determination of such net asset value for which the Administrator may be liable, the Funds and the Administrator will consult and make good faith efforts to reach agreement on what actions should be taken in order to mitigate any loss suffered by the Fund or its present or former shareholders, in order that the Administrator’s exposure to liability shall be reduced to the extent possible after taking into account all relevant factors and alternatives. It is understood that in attempting to reach agreement on the actions to be taken or the amount of the loss which should appropriately be borne by the Administrator, the Fund and the Administrator will consider such relevant factors as the amount of the loss involved, the Fund’s desire to avoid loss of shareholder good will, the fact that personnel of the Fund could have been reasonably expected to have detected the error sooner than the time it was actually discovered and the appropriateness of limiting or eliminating the benefit which shareholders or former shareholders might have obtained by reason of the error. The Fund hereby agrees to indemnify the Administrator against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any act, omission, error or delay or any claim, demand, action or suit in the performance of the Administrator’s obligations and duties under this Agreement, excluding such losses, claims, damages, liabilities or expenses resulting from the disabling conduct of the Administrator in the performance of such obligations and duties hereunder.

     The Administrator hereby agrees to indemnify the Fund against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any act, omission, error or delay or any claim, demand, action or suit in the performance of the Administrator’s obligations and duties under this Agreement, excluding such losses, claims, damages, liabilities or expenses resulting from the disabling conduct of the Fund hereunder.

     8.      Reliance by the Administrator on Proper Instructions and Opinions of Counsel and Opinions of Certified Public Accountants. The Administrator shall not be liable for, and shall be indemnified by the Fund against any and all losses, costs, damages or expenses arising from or as a result of, any action taken or omitted in reliance upon Proper Instructions or upon any other written notice, request, direction, instruction, certificate or other instrument believed by it to be genuine and signed or authorized by the proper party or parties.

     “Proper Instructions” shall include a written request, direction, instruction or certification signed or initialed on behalf of the Fund by one or more persons as the Board of Directors or Trustees of the Fund shall have from time to time authorized. Those persons authorized to give Proper Instructions may be identified by the Board of Trustees by name, title or position and will include at least one officer empowered by the Board to name other individuals who are authorized to give Proper Instructions on behalf of the Fund.

     Telephonic or other oral instructions or instructions given by telefax transmission may be given by any one of the above persons and will also be considered Proper Instructions if the Administrator believes them to have been given by a person authorized to give such instructions with respect to the transaction involved.

     With respect to telefax transmissions, the Fund hereby acknowledges that (i) receipt of legible instructions cannot be assured, (ii) the Administrator cannot verify that authorized signatures on telefax instructions are original, and (iii) the Administrator shall not be responsible for losses or expenses incurred through actions taken in reliance on such telefax instructions unless such actions violate the Fund’s organizational documents, prospectus or applicable law. The Fund agrees that such telefax instructions shall be conclusive evidence of the Fund’s Proper Instruction to the Administrator to act or to omit to act.

     Proper Instructions given orally will be confirmed by written instructions in the manner set forth above, including by telefax, but the lack of such confirmation shall in no way affect any action taken by the Administrator in reliance upon such oral instructions. The Administrator shall tape record any and all telephonic or other oral instructions given to the Administrator by or on behalf of the Fund (including any of its officers, directors, trustees, employees or agents or any investment manager or adviser or person or entity with similar responsibilities which is authorized to give Proper Instructions on behalf of the Fund to the Administrator).

     The Administrator may consult with its counsel or the Fund’s counsel in any case where so doing appears to the Administrator to be necessary or desirable. The Administrator shall not be considered to have engaged in any disabling misconduct and shall be without liability in acting upon the advice of its counsel or of the Fund’s counsel except in the case of disabling conduct by the Administrator’s counsel.

     The Administrator may consult with a certified public accountant or the Fund’s Chief Financial Officer in any case where so doing appears to the Administrator to be necessary or desirable. The Administrator shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of such certified public accountant or of the Fund’s Treasurer.

     9.     Termination of Agreement. This Agreement shall have an initial term of two (2) years from the date hereof (the “Initial Term”). Commencing seventy-six (76) days prior to the completion of the Initial Term, either party may terminate this Agreement at any time without cause by written notice effective no sooner than seventy-five (75) days following the date upon which notice of such termination is delivered to the other party. The Fund may also terminate this Agreement without cause at any time prior to the end of the Initial Term, but upon a termination under such circumstances (unless the following sentence applies) the Fund shall pay the Administrator the Administrator’s minimum fee for the remainder of the Initial Term following the date of termination specified in the notice thereof, provided that this Agreement shall automatically be deemed terminated under this sentence if the Custodian Agreement of even date herewith by and between the Fund and the Administrator is terminated pursuant to the third sentence of Section 15.1 of such Custodian Agreement, and provided, further, that, if notice of termination under this sentence is delivered seventy-six (76) or fewer days prior to the end of the Initial Term, the provisions of the preceding sentence shall apply. Notwithstanding the foregoing provisions of this Section 9, (1) either party may terminate this Agreement at any time upon thirty (30) days written notice to the other party in the event that the other party is adjudged bankrupt or insolvent, or there shall be commenced against such party a proceeding under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, and (2) the Fund may terminate this Agreement 30 days following the Fund’s written notification to the Administrator of (a) disabling conduct on the part of the Administrator or (b) the Fund’s reasonable dissatisfaction with the services provided by the Administrator, provided that prior to notification pursuant to this item (b), the Fund shall first give the Administrator 30 days’ notice of the basis for such dissatisfaction and provide the Administrator with an opportunity to cure such basis. In the event a termination notice is given by a party hereto, all expenses associated with the movement of records and materials and the conversion thereof shall be paid by the Fund. The Administrator shall be responsible for completing all actions in progress when such termination notice is given unless otherwise agreed.

      This Section 9 shall survive any termination of this Agreement, whether for cause or not for cause.

     10.      Amendment of this Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof. No provision of this Agreement may be amended or terminated except by a statement in writing signed by the party against which enforcement of the amendment or termination is sought.

     In connection with the operation of this Agreement, the Fund and the Administrator may agree in writing from time to time on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement.

     In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

     The section headings and the use of defined terms in the singular or plural tenses in this Agreement are for the convenience of the parties and in no way alter, amend, limit or restrict the contractual obligations of the parties set forth in this Agreement.

     11.      Governing Law. This Agreement shall be governed by and construed according to the laws of the State of New York without giving effect to conflicts of laws principles.

     12.      Notices. Notices and other writings delivered to the Fund addressed to the Fund at:

Taiwan Greater China Fund
Room 1001, 10th Floor
205 DunHua N. Road
Taipei, Taiwan, Republic of China
Attention: Steven R. Champion, President
Telephone: 886 (2) 2715 2988
Facsimile: 886 (2) 2715 3166

with a copy to:

Bingham McCutchen LLP
150 Federal Street
Boston, Massachusetts 02110
Attention: Roger P. Joseph
Telephone: (617) 951-8247
Facsimile: (617) 951-8736

or to such other address as the Fund may have designated to the Administrator in writing, or to the Administrator at 40 Water Street, Boston, MA 02109, Attention: Manager, Fund Administration Department, or to such other address as the Administrator may have designated to the Fund in writing, shall be deemed to have been properly delivered or given hereunder to the respective addressee.

     13.      Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Fund and the Administrator and their respective successors and assigns, provided that no party hereto may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other party.

     14.      Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument. This Agreement shall become effective when one or more counterparts have been signed and delivered by each of the parties.

     15.      Exclusivity. The services furnished by the Administrator hereunder are not to be deemed exclusive, and the Administrator shall be free to furnish similar services to others.

     16.     Confidentiality. The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto, including any authorized agent, solely for the purpose of rendering or obtaining services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by or to any bank examiner of the Administrator, any regulatory authority, any auditor or any authorized agent of the parties hereunder under a duty of confidentiality, or by judicial or administrative process or otherwise by applicable law.

     17.      Authorization. The Fund hereby represents and warrants that the Fund’s Board of Directors or Trustees has authorized the execution and delivery of this Agreement and that an authorized officer of the Fund has signed this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above.

The undersigned acknowledges that (I/we) have received a copy of this document.

BROWN BROTHERS HARRIMAN & CO.	TAIWAN GREATER CHINA FUND

By: /s/ Timothy J. Connelly	By: /s/ Steven R. Champion
Name: Timothy J. Connelly	Name: Steven R. Champion
Title: Partner	Title: President
Date: October 15, 2004	Date: October __, 2004

“Taiwan Greater China Fund” means and refers to the Trustees from time to time serving under the Amended and Restated Declaration of Trust of the Trust dated July 15, 1988, as amended, a copy of which is on file with the Secretary of The Commonwealth of Massachusetts. The execution of this contract has been authorized by the Trustees of the Trust, this contract has been executed on behalf of the Trust by an authorized officer or agent of the Trust acting as such and not individually, and neither such authorization by such Trustees nor such execution by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in the Amended and Restated Declaration of Trust.

APPENDIX A

TO

ADMINISTRATIVE AND FUND ACCOUNTING AGENCY AGREEMENT

Financial Administration Services

TREASURER’S SUPPORT SERVICES:

  Provide an Assistant Treasurer to the Fund.

  Accumulate information for and, subject to approval by the Funds’ Chief Financial Officer, prepare and review semi-annual, annual and quarterly reports to the Funds’ shareholders of record as set forth in Rule 30d-1 under the 1940 Act or as agreed upon in writing from time to time between the parties hereto and file such reports with the Securities and Exchange Commission (“SEC”).

  Prepare and file with the SEC, subject to approval by the Fund’s Chief Financial Officer and certification by the Fund’s Chief Executive Officer and Chief Financial Officer, reports on Form N-CSR and Form N-Q as set forth in Rule 30b2-1 and 30b1-5 under the 1940 Act, respectively.

  Assist the Fund in arranging for the printing and mailing of the foregoing reports by a service provider of the Fund.

  Prepare and file the Rule 24f-2 Notice and Form N-SAR with the SEC.

  Consult with the Funds’ Chief Financial Officer on financial matters relating to the Funds including without limitation dividend distributions, expense proformas, expense accruals and other matters, including payment of expenses, as shall from time to time be agreed upon by the parties.

  Assist the Fund’s Chief Financial Officer in the preparation of quarterly reporting to the Fund’s Board of Trustees as required by applicable rules under the 1940 Act, and on such other basis as the Fund may reasonably require, and as agreed between the Administrator and the Funds from time to time, including but not limited to reports concerning the Fund’s internal controls, the fair value pricing of the Fund’s portfolio securities (it being understood that the Fund, and not the Administrator, shall be responsible for decisions with regard to fair value pricing) and the composition of and transactions in the Trust’s portfolio securities.

  Report monthly to the Fund’s Chief Financial Officer on compliance of the Fund’s fidelity bond coverage with Rule 17g-1 under the 1940 Act.

  Conduct and report the Fund’s asset diversification based upon the criteria set forth in Chapter 1, Subchapter M, Section 851(b) of the Internal Revenue Code, and the Section 5(b)(1) of the 1940 Act.

Appendix A-1

  Monitor the Fund’s compliance with restrictions upon the components of its portfolio investments imposed by the Fund’s investment policies, United States laws and regulations and all applicable ROC laws and regulations with respect to which the Administrator is given notice by the Fund.

  Prepare quarterly diversification and such other reports as may be requested with respect to the characteristics of the Trust’s investment portfolio as may be requested by the Trust’s accountants.

  Assist the Fund in responding to questions from entities in the United States and elsewhere that analyze and comment on the performance of investment companies, including but not limited to Lipper Analytical Services and Morningstar.

TAX SERVICES:

Assist the Fund’s Chief Financial Officer with the Fund’s ROC and U.S. federal, state and applicable local tax preparation and reporting, including the following:

  preparation of fiscal and excise tax distribution calculations;

  preparation and filing of U.S. federal, state and any local income tax returns, including tax return extension requests;

  preparation of shareholder year end reporting statements;

  provide the appropriate amounts and characterization of distributions declared during the calendar year for Forms 1099 reporting (including Form 1099 reporting for trustees and independent consultants of the Fund);

  provide monthly Forms W-4 for employees of the Fund who are US citizens;

  provide annual Forms W-2 for employees of the Fund who are US citizens;

  periodically review and determine of distributions to be paid to shareholders;

  consult with the Fund’s Chief Financial Officer regarding potential passive foreign investment companies; and

  consult with the Fund’s Chief Financial Officer on various tax issues as they arise and with the Fund’s outside auditors when appropriate.

CORPORATE SECRETARIAL SERVICES:

  Monitor and maintain good standing of the Fund in its state of organization, as applicable.

  Provide Assistant Secretary for the Fund.

  Maintain corporate calendar for regulatory matters and Board approvals.

Appendix A-2

  Prepare Board and Shareholder meeting materials, including scripts, agendas, resolutions, memoranda, and minutes.

  Attend Board and Shareholder meetings; take minutes of the meetings; make presentations as required; follow up on matters raised at the meetings.

  Coordinate and monitor shareholder vote solicitation and tabulation with the Fund’s transfer agent.

REGULATORY SERVICES:

  Prepare and submit annual and special filings to the SEC and the New York Stock Exchange, including updates to fund registration statements and routine proxy statements.

  Prepare supplements and stickers to registration statements and file the same with the SEC.

  Review and comment on shareholder communications including annual, semi-annual and quarterly reports, president’s letters, advertising and sales literature.

  Assist in filing advertising and sales literature with the NASD.

  Assist the Fund in the preparation and presentation of materials in response to the Fund’s external auditors, SEC examinations and other requests for information and materials by governmental authorities, or the New York Stock Exchange, including coordinating the production of materials with the assistance of others as appropriate (i.e., Fund officers, Fund counsel, etc.). In no event will the Administrator be responsible for drafting any such materials, or responding directly or independently of the Fund.

  Assist in the preparation of such reports as may be periodically required to be submitted to the ROC SFC or other ROC regulatory authorities with respect to the Fund’s investments in Taiwan and assist the Fund in the proper filing of such reports with the applicable ROC authorities, as requested by the Fund and as listed below:

  None at present; the Fund reserves the right to add such reports from time to time hereafter.

CONSULTATIVE SERVICES:

  Maintain and communicate awareness of regulatory proposals and changes to fund management.

  Assist in developing compliance procedures to address regulatory changes.

  Assist and consult with the Fund in preparing materials utilized in, and in seeking and answering questions arising in connection with, the periodic renewal of the Fund’s fidelity bond and trustees’ and officers’ insurance.

  Act as liaison with internal counsel, fund counsel, and fund auditors.

Appendix A-3

APPENDIX B

TO

ADMINISTRATIVE AND FUND ACCOUNTING AGENCY AGREEMENT

Bloomberg

Appendix B-1